Exhibit 99.1

Barfresh Provides Third Quarter 2020 Results and Business Update

Third Quarter 2020 Revenue Increased 40% Compared to the Second Quarter of 2020

Company Expects Fourth Quarter 2020 Revenue Growth and Margin Improvement Compared to the Fourth Quarter of 2019; First Year-over-Year Increase since Pandemic

LOS ANGELES, Calif., November 16, 2020 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the third quarter ended September 30, 2020.

Year-to-Date Accomplishments

●	Increased penetration of the education channel:

o	Barfresh introduced its ready-to-drink beverage, Twist & Go™, into the education channel earlier this year and since its launch has expanded its education program to over 470 new school locations throughout multiple states. These schools are across 17 school districts and form a collective student population of over 300,000 students. The Company has already taken orders and began shipping to many of these new locations and expects many more new clients in the near future.

●	Entered into a strategic relationship with Smart Beverage:

o	Smart Beverage will only distribute Barfresh’s full line of beverage products to all of its existing and new customers. Barfresh products will be sold to approximately 1,400 schools once schools reopen and normal school operations resume. In the next twelve months, this relationship is expected to generate approximately $1 million to $2 million on an annual basis in the current Covid-19 environment and $2 million to $3 million annually in a normal operating environment, excluding Covid-19.

o	Smart Beverage will manage, maintain, store, and deliver the equipment needed for Barfresh’s products to their new and replacement accounts. Smart Beverage owns, operates and provides repair support for a wide network of Bunn smoothie machines for their customers with 1,000 existing smoothie machines in operation and 3,000 machines ready for deployment.

●	Launched two new products primarily for school customers:

o	The Company’s Twist & Go™ is a ready-to-drink, bottled fruit and yogurt smoothie line with no sugar added, no preservatives, artificial flavors or colors. Twist & Go™ increases the Company’s growth opportunities in the school channel as it enables Barfresh to expand with entire school districts instead of school by school. The product serves as a complement to the Company’s Bulk Easy Pour product with no customer equipment required.

o	The Company’s WHIRLZ 100% Juice Concentrates are a 5:1 juice concentrate with no added sugars and a good source of Vitamin C. The new 5:1 juice concentrates are stored and delivered ambient, opening up more opportunities for Barfresh to work on strategic distribution partnerships to help accelerate sales within the education channel. WHIRLZ complements the Company’s 1:1 Bulk Easy Pour products used in beverage dispensing equipment. Barfresh has teamed up with Smart Beverage to distribute this high quality product as the Company initially targets elementary and secondary schools across the country.

●	Continued to improve costs:

o	The Company continued to significantly reduce core operating expenses during the third quarter and first nine months of 2020, with a 41% reduction during the third quarter and a 40% year-to-date in general and administrative (G&A) expenses.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Despite the continued challenges on our business from Covid-19, third quarter 2020 revenue grew 40% compared to the second quarter of 2020. We also remain focused on expanding our penetration within the education channel and implementing strict cost controls. The initial success of new product introductions in schools has helped offset the reduction in revenue from other foodservice accounts and will be additive to our existing product sales once those existing channels start getting back to normal from the Covid-19 effect.”

Mr. Delle Coste continued, “We have continued to drive significant improvement in our expenses with a 40% year-to-date reduction in G&A compared to the prior year and similar improvement expected next year. We are laying the groundwork so that our business is positioned to return to profitable growth and expansion within all our sales channels once normal operations resume with our customers. We also expect revenue growth and margin enhancement for the fourth quarter of 2020 over the prior year.”

Financial Results

Revenue for the third quarter of 2020 was $708,000, compared to $506,000 in the second quarter of 2020 and $1.6 million in the third quarter of 2019. The incremental increase in revenue is the result of initial and repeat orders for new product offerings in the rapidly expanding school channel. Gross margin for the third quarter of 2020 was 39%, compared to 23% for the second quarter of 2020 and last year’s third quarter gross margin of 54%. The increase in gross margin on an incremental basis was primarily due to second quarter of 2020 expenses related to product mix and the startup expenses for the Company’s new products, Twist & Go and WHIRLZ 100% Juice Concentrates. Offsetting these costs was increased revenue in the third quarter of 2020. The Company expects gross profit margins for the fourth quarter of 2020 to be approximately 40%. Operating loss for the third quarter of 2020 improved to a loss of $836,000 as compared to a loss of $950,000 for the third quarter of 2019. The cost improvement initiatives the Company introduced in 2019 and continued throughout 2020 lowered G&A expenses in the quarter by 41% compared to the third quarter of 2020, but were not enough to offset the decline in net sales due to Covid-19.

As of September 30, 2020, the Company had approximately $2.7 million of cash, and approximately $0.8 million of inventory on its balance sheet.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA decreased to a loss of $596,000 for the third quarter of 2020, compared to a loss of $602,000 for the third quarter of 2019. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the nine months ended September 30, 2020 and 2019

	For the three months ended Sept 30,		For the nine months ended Sept 30,
	2020	2019	2020	2019

Net (loss)	$(878,257)	$(528,700)	$(2,800,843)	$(3,949,878)

Depreciation and Amortization	138,729	139,738	442,377	496,789
Interest	61,757	283,709	420,634	929,596
EBITDA	(677,771)	(105,253)	(1,937,832)	(2,523,493)

Stock based compensation	45,692	67,185 *	240,216	338,683
Stock issued for Services	55,000	140,874 **	80,000	351,914
(Gain)/loss from debt extinguishment	-	-	(379,200)	-
(Gain)/Loss on Sale of Derivatives	(19,884)	(704,798)	(176,983)	(790,072)
Adjusted EBITDA	$(596,963)	$(601,992)	$(2,173,799)	$(2,622,968)

*Stock based compensation issued to employees

** Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Monday, November 16, 2020, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, CEO; Joseph Cugine, Director; and Raffi Loussararian, Vice President of Finance.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, November 30, 2020. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13712059.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com